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                                                                  Exhibit (m)(a)


                         METROPOLITAN SERIES FUND, INC.
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                               CLASS B and CLASS E
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                                DISTRIBUTION PLAN
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     WHEREAS, the Board of Directors of the Metropolitan Series Fund, Inc. (the
"Fund"), including the Independent Directors, have concluded in the exercise of their reasonable business judgment and in light of their fiduciary duties under the Investment Company Act of 1940 and state law that there is a reasonable likelihood that this Plan (the "Plan") will benefit each of the Fund's constituent Portfolios (each a "Portfolio") and the Class B and Class E shareholders thereof;

     NOW THEREFORE, in consideration of the foregoing, the Fund's Class B and Class E Plan is hereby adopted as follows:

     Section 1. The Fund is authorized to pay a fee (the "Distribution Fee") to compensate the distributor in connection with the distribution of the Class B shares of the Fund, at an annual rate with respect to each Portfolio not to exceed .50% of the average daily net assets attributable to the Portfolio's Class B shares. Some or all of such fee may be paid to the distributors of the Fund's Class B shares (the "Class B Distributors") pursuant to a distribution and/or services agreement. Subject to such limit and subject to the provisions of Section 10 hereof, the Distribution Fee shall be as approved from time to time by (a) the Directors of the Fund and (b) the Independent Directors of the Fund. The Fund shall not pay any distribution expense in excess of the Distribution Fee described in this Section 1. If at any time this Plan shall not be in effect with respect to the Class B shares of all Portfolios of the Fund, the Distribution Fee shall be computed on the basis of the net assets of the Class B shares of those Portfolios for which the Plan is in effect. The Distribution Fee payable with respect to a particular Portfolio may not be used to subsidize the sale of shares of any class or series other than the Class B shares of that Portfolio. The Distribution Fee shall be accrued daily and paid monthly or at such other intervals as the Directors shall determine.

     Section 2. The Fund is authorized to pay a fee (the "Distribution Fee") to compensate the distributor in connection with the distribution of the Class E shares of the Fund, at an annual rate with respect to each Portfolio not to exceed .50% of the average daily net assets attributable to the Portfolio's Class E shares. Some or all of such fee may be paid to the distributors of the Fund's Class E shares (the "Class E Distributors") pursuant to a distribution and/or services agreement. Subject to such limit and subject to the provisions of Section 10 hereof, the Distribution Fee shall be as approved from time to time by (a) the Directors of the Fund and (b) the Independent Directors of the Fund. The Fund shall not pay any distribution expense in excess of the Distribution Fee described in this Section 1. If at any time this Plan shall not be in effect with respect to the Class E shares of all Portfolios of the Fund, the Distribution Fee shall be computed on the basis of the net assets of the Class E shares of those Portfolios for which the Plan is in effect. The Distribution Fee payable with respect to a particular Portfolio may not be used to subsidize the sale of shares of any class or series other than the Class E shares of
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that Portfolio. The Distribution Fee shall be accrued daily and paid monthly or at such other intervals as the Directors shall determine.

     Section 3. Some or all of the Distribution Fee paid to a Class B Distributor or Class E Distributor may be spent on any activities or expenses primarily intended to result in the sale of Class B shares or Class E shares of the Fund, including, but not limited to the following:

          (a) compensation to and expenses of employees of the Class B Distributor or Class E Distributor, including overhead and telephone expenses, who engage in the distribution of Class B shares or Class E shares;

          (b) printing and mailing of prospectuses, statements of additional information and reports for prospective purchasers of variable annuity or variable life insurance contracts ("Variable Contracts") investing indirectly in Class B shares and Class E;

          (c) compensation to financial intermediaries and broker-dealers to pay or reimburse them for their services or expenses in connection with the distribution of Variable Contracts;

          (d) expenses relating to the development, preparation, printing and mailing of Fund advertisements, sales literature and other promotional materials describing and/or relating to the Fund;

          (e) expenses of holding seminars and sales meetings designed to promote the distribution of Fund Class B shares or Class E shares;

          (f) expenses of obtaining information and providing explanations to Variable Contract owners regarding Fund investment objectives and policies and other information about the Fund and its Portfolios, including the performance of the Portfolios;

          (g)  expenses of training sales personnel regarding the Fund;

          (h) expenses of compensating sales personnel in connection with the allocation of cash values and premiums of the Variable Contracts to the Fund; and

          (i) expenses of personal services and/or maintenance of Variable Contract owner accounts with respect to Fund Class B shares or Class E shares attributable to such accounts.

     Section 4. Any investment adviser of the Fund may, with respect to the Class B shares or Class E shares of any Portfolio, make payments from its own resources for the purposes described in Section 3.

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     Section 5. This Plan shall not take effect until it has been approved by votes of the majority (or whatever greater percentage may, from time to time, be required by Section 12(b) of the Investment Company Act of 1940 (the "Act") or the rules and regulations thereunder) of both (a) the Directors of the Fund, and
(b) the Independent Directors of the Fund cast in person at a meeting called for the purpose of voting on this Plan.

     Section 6. This Plan shall continue in effect for a period of more than one year after it takes effect only so long as such continuance is specifically approved at least annually in the manner provided for approval of this Plan in
Section 5.

     Section 7. Any person authorized to direct the disposition of monies paid or payable by the Class B shares or Class E shares of any Portfolio pursuant to this Plan or any related agreement shall provide to the Directors of the Fund, and the Directors shall review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

     Section 8. This Plan may be terminated at any time with respect to the Class B shares or Class E shares of any Portfolio by vote of a majority of the Independent Directors, or by vote of a majority of the outstanding voting securities representing the Class B shares or Class E shares of that Portfolio.

     Section 9. All agreements with any person relating to implementation of this Plan with respect to the Class B shares or Class E shares of any Portfolio shall be in writing, and any agreement related to this Plan with respect to the Class B shares or Class E shares of any Portfolio shall provide:

          (a) that such agreement shall continue in effect for a period of more than one year after it takes effect only so long as such continuance is specifically approved at least annually in the manner provided for approval of this Plan in Section 5;

          (b) that such agreement may be terminated at any time, without payment of any penalty, by vote of a majority of the Independent Directors or by vote of a majority of the outstanding voting securities representing the Class B shares or Class E shares of such Portfolio, on not more than 60 days' written notice to any other party to the agreement; and

          (c) that such agreement shall terminate automatically in the event of its assignment.

     Section 10. This Plan may not be amended to increase materially the amount of distribution fees permitted to be paid by a Portfolio pursuant to Sections 1 and 2 hereof without approval by a vote of at least a majority of the outstanding voting securities representing the Class B shares or Class E shares of that Portfolio, and all material amendments to this Plan shall be approved in the manner provided for approval of this Plan in Section 5.

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     Section 11. While this Plan is in effect, the selection and nomination of the Directors who are not interested persons of the Fund will be committed to the discretion of such disinterested Directors.

     Section 12. As used in this Plan, (a) the term "Independent Directors" shall mean those Directors of the Fund who are not interested persons of the Fund, and have no direct or indirect financial interest in the operation of this Plan or any agreements related to it, and (b) the terms "assignment", "interested person" and "majority of the outstanding voting securities" shall have the respective meanings specified in the Act and the rules and regulations thereunder, subject to such exemptions or interpretations as may be granted or issued by the Securities and Exchange Commission.

Adopted as of February 6, 2001

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